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                                                                    EXHIBIT 10.2


                            LIMITED LICENSE AGREEMENT


                  This Limited License Agreement (the "Agreement"), dated as of _________, 2001, between KPMG CONSULTING, INC., a Delaware corporation, its subsidiaries, successors and assigns ("Licensee"), and KPMG INTERNATIONAL (formerly KLYNVELD PEAT MARWICK GOERDELER), a verein (association) organised and existing under the laws of Switzerland, its predecessors, successors and assigns ("KPMG International"), to become effective only if there is, and as of the date of, an initial public offering of common stock of Licensee (the "Effective Date").


                  WITNESSETH:

                  WHEREAS, the parties hereto recognise the following DEFINITIONS OF TERMS used in the Agreement:

COMPONENT LICENSE AGREEMENT means the agreement signed by the four founding firms of KPMG International, KPMG International, Peat Marwick International and Klynveld Main Goerdeler governing the ownership and use of the component parts of the names "KPMG", "KPMG International" and "Klynveld Peat Marwick Goerdeler", which came into effect on 1 April 1987.

INTERNATIONAL BOARD means the International Board of KPMG International as set forth in the Statutes of Association of KPMG International.

INTERNATIONAL COUNCIL means the International Council of KPMG International as set forth in the Statutes of Association of KPMG International.

INTERNATIONAL HEADQUARTERS means the International Headquarters of KPMG International situated in Amsterdam, The Netherlands as set forth in the Statutes of Association of KPMG International.

LICENSE AGREEMENT means the standard License Agreement between KPMG International and a Member Firm for the purpose of controlling the use of the Service Marks.



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MEMBER FIRM means any national or regional professional services firm, including all of its Subsidiaries as defined in the Agreement, which has been admitted as a member firm of KPMG International by the International Council and has signed the Statutes of Association of KPMG International (or a Signature Addendum to such Statutes), a License Agreement and a Membership Agreement. Every Member
Firm shall be a full scope Member Firm - which means a Member Firm which offers and has the capability to provide and deliver services to national and international clients in all areas of KPMG International's core services as may be designated as core services from time to time by the International Council, unless otherwise approved by the International Council. With the specific approval of the International Council, a Member Firm or a Subsidiary as defined herein may be a LIMITED SCOPE FIRM, which means a firm which offers and has the capability to provide and deliver services to national and international clients in one or more but not all areas of such core services.

MEMBERSHIP AGREEMENT means the standard Membership Agreement between KPMG International and a Member Firm for the purpose of defining the exclusive relationship of the Member Firm and its Subsidiaries with KPMG International.

OPERATING TERRITORIES means certain agreed-upon territories where Licensee shall be permitted by the Agreement to utilise the KPMG name and logo and other Service Marks, as more fully defined in Section 1d., below.

SERVICE MARKS means the names and marks set out in Exhibit A hereto.

STATUTES or KPMG STATUTES means the Statutes of Association of KPMG
International.

SUBSIDIARY means any firm, division, practice, entity or operation which is wholly or dominantly owned, and/or managed and controlled by a Member Firm, and which therefore is not required to sign a separate License Agreement or Membership Agreement.

                  WHEREAS, KPMG International has the sole authority to license the names "KPMG", "KPMG International" and "Klynveld Peat Marwick Goerdeler" and the Service Marks set forth in Exhibit A hereto; that is, marks and names which use any one or more of the component names "KLYNVELD", "PEAT", "MARWICK" or "GOERDELER", alone or as initials (i.e., "KPMG") or in combination with other names or marks set forth in Exhibit A hereto (which names and marks are referred to collectively as the "Service Marks");


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                  WHEREAS, Deutsche Treuhand-Gesellschaft Aktiengesellschaft,
Wirtschaftspruefungsgesellschaft (now KPMG Deutsche Treuhand-Gesellschaft AG), KMG Klynveld Kraayenhof & Co. (now KPMG Holding N.V.), Peat Marwick Main & Co. (now KPMG LLP), Peat Marwick McLintock (now KPMG), Klynveld Peat Marwick Goerdeler (now KPMG International), Peat Marwick International, a partnership, and Klynveld Main Goerdeler, an association, have entered into the Component License Agreement, effective as of 1 April 1987;

                  WHEREAS, Licensee wishes to utilise the KPMG name and logo and other Service Marks owned and/or licensed by KPMG International in the Operating Territories;

                  WHEREAS, Licensee wishes to use the Service Marks in connection with the providing and advertising of services in the field of management consulting (including, without limitation, systems integration and integrated solutions services), and on products related to such services (which trademark uses are intended to be included within the definition of the Service Marks as used herein) in the Operating Territories;

                  WHEREAS, Licensee has been the subject of appropriate due diligence procedures by KPMG International and/or Member Firms to determine its suitability as a licensee;

                  WHEREAS, KPMG International and Licensee wish to ensure the greatest possible protection of the Service Marks and recognise that effective defense of the Service Marks makes it desirable that the Service Marks be subject to uniform policies of protection and quality standards;

                  WHEREAS, Licensee recognises that the value and goodwill of the Service Marks will be protected and enhanced by the Agreement; and

                  WHEREAS, the parties recognise that Licensee is not, and does not become by entering into the Agreement, a Member Firm, Limited Scope Firm or Subsidiary, but is and remains an independent professional firm.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties agree as follows:

1.       Grant of License

         a. Licensee acknowledges that KPMG International has the sole authority to license to Licensee the use of the names "KPMG", "KPMG International" and "Klynveld Peat



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                  Marwick Goerdeler" and the Service Marks set forth in Exhibit
                  A hereto, and that this right to license derives exclusively from the KPMG Statutes and the Component License Agreement.

         b. Upon the terms and conditions hereinafter set forth, KPMG International hereby grants to Licensee, and Licensee hereby accepts, the right, license and privilege to use the Service Marks in connection with Licensee's providing and advertising of services in the field of management consulting (including, without limitation, systems integration and integrated solutions services), and on products related to such services, in, and only in, the Operating Territories. Such grant shall not be exclusive to Licensee (except that KPMG International shall not make such a grant to any other person, firm or entity in the Operating Territories, other than a Member Firm in the Operating Territories); provided, however, that Licensee shall have the exclusive, worldwide right to the name "KPMG Consulting, Inc." and "KPMG Consulting, Incorporated," subject to the provisions of Section 1(e). The grant of the license to use the Service Marks shall not include any right of Licensee to enter into any sublicense agreements related to the Service Marks without the express written consent of KPMG International, except in the case of a subsidiary or other entity directly or indirectly controlled by Licensee. In addition, Licensee shall only utilise the name "KPMG" in immediate conjunction with "Consulting" or take other necessary steps in order to ensure that Licensee does not represent that it is the same as or is affiliated with KPMG LLP or KPMG International, or is governed by or affiliated with KPMG LLP or KPMG International, including, but not limited to, in Licensee's advertisements, press releases, name plates or other publications. KPMG International shall use its best efforts to cause each Member Firm that uses the Service Marks to take all necessary steps to distinguish itself from Licensee and avoid representing that it is the same firm as or is affiliated with Licensee.

         c. The limited license hereby granted shall be effective as of the Effective Date and shall continue for four (4) years unless earlier terminated in accordance with the provisions of
                  Section 4 below.

         d. The limited license to use the Service Marks hereby granted shall only apply to the Licensee's Operating Territories. The Operating Territories shall initially be comprised of those territories of Member Firms, Limited Scope Firms and Subsidiaries whose consulting practices have joined or have been acquired by Licensee as of or prior to the Effective Date. If Licensee from time to time acquires consulting practices of other



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                  Member Firms, Limited Scope Firms or Subsidiaries at later dates, the territories of those acquired consulting practices shall at such dates become a part of the Operating Territories.

         e. Licensee shall not compete, directly or indirectly, under any name, with any Member Firm outside of the Licensee's Operating Territories during the Noncompetition Period without the express written consent of the subject Member Firm(s). For the avoidance of doubt, if Licensee is providing consulting services and products on a project primarily based in the Operating Territories which it services, this paragraph shall not preclude Licensee from engaging any person, firm or entity which is not a Member Firm to deliver such consulting services and products for such portion of the services or products to be provided on the project outside of the Operating Territories. The preceding sentence shall not be used as a means to circumvent the purposes of this paragraph. As used in this Agreement, "Noncompetition Period" means the period which is the later of (i) December 31, 2001 and (ii) six (6) months following the receipt of the termination notice by the Chief Executive Officer of KPMG International as contemplated by
                  Section 4(b) below; provided, however, that in no event shall the Noncompetition Period extend beyond the fourth anniversary of the Effective Date.

         f. Neither KPMG International (to the extent that it might in the future be permitted by law to conduct operations) nor any of its Member Firms shall compete, directly or indirectly, with Licensee in the Licensee's Operating Territories during the Noncompetition Period, without the express written consent of Licensee. For the avoidance of doubt, this paragraph shall not preclude KPMG International (to the extent that it might in the future be permitted by law to conduct operations) or its Member Firms from engaging any person, firm or entity which is not a Member Firm to deliver consulting services and products in the Operating Territories, to the extent that such party is providing consulting services and products on a project primarily based in their respective exclusive territories outside of the Operating Territories, if such project also includes services to be provided in the Operating Territories. The preceding sentence shall not be used as a means to circumvent the purposes of this paragraph.

         g. The parties hereto acknowledge and agree that Licensee and the Member Firms may refer work to one another and may enter into contractor/subcontractor relationships, provided that the Licensee and the Member Firms shall have no legal obligations to do so and that




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                  any such referrals or relationships shall be determined on a case by case basis, subject to individual circumstances and based on reasonable commercial terms. In no event shall any referral fees be paid between the Licensee and any Member Firm.

         h. During the Noncompetition Period, Licensee shall not solicit or hire any partners or employees of any Member Firm, and no Member Firm shall, and KPMG International shall ensure that no Member Firm shall, solicit or hire any employees of Licensee without the express written consent of the current employer.

         i. Licensee, KPMG International and the Member Firms shall maintain their respective rights to their respective intellectual properties. The license or transfer of any intellectual property between or among Licensee, KPMG International and the Member Firms will be determined on a case by case basis, with the pricing and other terms to be reflected in mutually negotiated contracts based upon reasonable commercial terms.

2.       Protection of Title and Registration

         a. Licensee agrees that it will not challenge the title or any rights of KPMG International or any Member Firm, Limited Scope Firm, or Subsidiary in and to the names "KPMG", "KPMG International" and "Klynveld Peat Marwick Goerdeler" and the Service Marks set forth in Exhibit A hereto, or make any claim or take any action adverse to KPMG International's or any Member Firm's, Limited Scope Firm's, or Subsidiary's rights therein, or challenge the validity of the Agreement.

         b. Licensee agrees, both during and after the term of the Agreement, to co-operate fully and in good faith with KPMG International and to execute such documents as KPMG International reasonably requests for the purpose of securing, preserving, defending, and protecting KPMG International's rights in and to the names "KPMG", "KPMG International" and "Klynveld Peat Marwick Goerdeler" and the Service Marks.

         c. Licensee shall promptly notify KPMG International in writing of any infringement, imitation, passing off or use of the Service Marks or any confusingly similar marks by any third party which comes to its attention. KPMG International and Licensee shall each have the right to bring a proceeding against any such third parties to enforce their rights hereunder.




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         d.       International Headquarters shall obtain and maintain
                  registrations for the Service Marks used by Licensee. This obligation shall apply to any and all Service Marks used by Licensee. Licensee shall obtain and maintain registrations for its intellectual property, including names or marks used in combination with, or variations on, the Service Marks.

         e. If Licensee uses the Service Marks, Licensee shall use the name "KPMG" and the Service Marks in accordance with the provisions of the KPMG Image System regarding the legal and communicative name of License and the use of the letters "KPMG" and the KPMG logo on its stationery and other documents.

3.       Terms of Payment

         Licensee has paid to KPMG International the sum of US$10.00 and KPMG International hereby acknowledges receipt thereof as full payment for this limited license. The parties also acknowledge the mutual undertakings made herein as consideration for the Agreement.

4.       Term of the Agreement and Termination

         a. Unless earlier terminated pursuant to this Section 4, the term of the Agreement shall be for four (4) years from the Effective Date.

         b. Licensee may terminate the Agreement at any time by six months written notice to the Chief Executive Officer of KPMG International, but in no event can the Licensee change its name before June 30, 2001. The commencement of the period of notice shall be the date of receipt by the Chief Executive Officer of such written notice.

         c. The International Board may terminate the Agreement at any time if Licensee, in the International Board's reasonable, good faith judgment, has violated the material terms and conditions of the Agreement; provided, however, that the International Board may exercise this termination right only if it has delivered to the Chief Executive Officer of Licensee a written notice and description of such violation and such violation has not been cured during the ninety (90) day period following such notice.

         d. Upon the earlier to occur of (i) a Change in Control of Licensee or (ii) the entry by Licensee into a definitive agreement for a Change in Control, Licensee shall provide a written notice to the Chief Executive Officer of KPMG International. Upon the receipt of



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                  such notice, KPMG International shall have the right,
                  exercisable for the thirty (30) day period following the receipt of such notice, to terminate this Agreement if in the reasonable, good faith judgment of the International Board the Change in Control of Licensee will have a material detrimental effect on KPMG International and/or any Member Firm. If KPMG International determines to terminate this Agreement, it shall provide a reasonable transition period during which Licensee shall discontinue the use of the Service Marks. KPMG International agrees that neither it nor any Member Firm shall receive any consideration in exchange for waiving any termination right in this Section 4(d). "Change in Control" means:

                  (i) a sale or transfer to a non-affiliated third party of all or substantially all of the assets of Licensee on a consolidated basis in any transaction or series of related transactions;

                  (ii) any merger, consolidation or reorganisation to which Licensee is a party, except for a merger, consolidation or reorganisation in which Licensee is the surviving corporation and, after giving effect to such merger, consolidation or reorganisation, the holders of Licensee's outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganisation will own in the aggregate immediately following the merger, consolidation or reorganisation Licensee's outstanding equity (on a fully diluted basis) either
                           (A) having the ordinary voting power to elect a majority of the members of Licensee's Board of Directors to be elected by the holders of its common stock and any other class which votes together with the common stock as a single class or (B) representing at least 50% of the equity value of Licensee as reasonably determined by the Board of Directors; or

                  (iii) any person other than KPMG LLP or its affiliates acquires beneficial ownership of 50% or more of the outstanding equity of Licensee generally entitled to vote on the election of directors.

         e.       The Agreement shall terminate immediately in the event that:

                  (i) Licensee dissolves or discontinues its business as a going concern; or

                  (ii) A national government expropriates or nationalises all or substantially all of the assets or business of Licensee.





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         f.       Upon termination of the Agreement:

                  (i) All rights of Licensee to use the Service Marks granted under the Agreement shall revert and inure to the benefit of KPMG International, subject to a reasonable transition period in the case of a termination pursuant to Section 4(d);

                  (ii) Licensee's right to continue using the Service Marks, or any marks or names that are likely to cause confusion therewith, shall immediately terminate, and neither Licensee nor any of its partners or shareholders or employees nor any successor firm or entity shall use the Service Marks after the date of termination, nor shall they register or use any names, terms or trademarks constituting Service Marks, without the prior written consent of KPMG International, in each case subject to a reasonable transition period in the case of a termination pursuant to Section 4(d); and

                  (iii) KPMG International may take the necessary steps to cancel any record of Licensee as a licensee of the Service Marks. Licensee hereby agrees to execute any documents which KPMG International may reasonably require for that purpose.

         g. For the twelve (12) month period following a termination of this Agreement, KPMG International shall not, and shall use its best efforts to cause the Member Firms not to, use the name "KPMG Consulting" or similar variations in any territory constituting part of the Operating Territories in effect at the time of such termination.

         h. In the event of a termination of the Agreement by KPMG International in accordance with the terms of this Agreement, Licensee shall have no right to any compensation from KPMG International or any Member Firms, Limited Scope Firms, or Subsidiaries.

         i. Licensee shall have the right to immediately terminate this Agreement in the event that KPMG International dissolves. The parties agree that, after such dissolution, Licensee may only retain those name and service mark common law rights, registrations, or applications therefor which do not derive from grants received under the Agreement.



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                  The parties specifically agree that, in the event of such
                  dissolution, they shall be restored, as nearly as possible, to their positions before execution of the Agreement.

         j. The agreements, representations, covenants and obligations set forth in Sections l(e), l(f) and l(h) shall survive the termination of this Agreement.

5.       Applicable Law

         The relationship between the parties to the Agreement shall be governed by the terms and conditions set forth herein. Except to the extent that the laws of Switzerland mandatorily govern this Agreement, this Agreement shall be governed and construed in accordance with the federal laws of the United States of America and the laws of the State of New York; provided, however, that the validity of the Service Marks in any jurisdiction shall be governed by the law of the jurisdiction in which rights relating to the Service Marks are sought to be exercised.

6.       Validity

         a. The language of the Agreement and all documents, meetings and proceedings relating thereto shall be English.

         b. No modifications, amendments or supplements to the Agreement shall be effective for any purpose unless duly recorded in writing and signed by authorised representatives of Licensee and KPMG International or their successors or assigns.

         c. If any provision of the Agreement should be invalid or inoperable, this shall not affect the validity of the remaining provisions of the Agreement. The parties hereto shall in such event use their best efforts to substitute for any invalid or inoperable provision a valid or operable arrangement which achieves results as nearly equivalent as possible to the invalid or inoperable provision.

7.       Relationship of Parties

         a. Nothing contained herein shall be construed to place the parties in the relationship of agents, partners or joint venturers, and Licensee shall have no power to obligate or bind KPMG International or any Member Firm, Limited Scope Firm or Subsidiary in any manner whatsoever.



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         b.       No provision of the Agreement shall be interpreted as having the effect of placing the management of Licensee under the control of KPMG International or any Member Firm, Limited Scope Firm or Subsidiary.

8.       No Assignment or Mortgage

         The Agreement and all rights and duties hereunder are personal to Licensee and shall not, without the written consent of KPMG International, be assigned, mortgaged or otherwise encumbered by Licensee or by operation of law.

9.       Limited Rights of Direct Action by Four Member Firms

         KPMG Deutsche Treuhand-Gesellschaft AG (Germany), KPMG SpA (Italy), KPMG Holding NV (Netherlands), and KPMG (UK) (collectively, the "four Member Firms") hereby agree to be fully bound by the terms and conditions of Sections 1.f. and 1.h. above, and are subject to a direct action by the Licensee for any violations thereof. Each of he four Member Firms (in addition to KPMG International) is exclusively granted a direct right of action against the Licensee solely with respect to any violations of Sections 1.e., 1.h. and 1.i. above including, without limitation, on behalf of that Member Firm itself and such other Member Firm(s) in which it holds an equity interest. Such direct actions would be governed by Section 5 above and Section 10 below. In no event shall more than one action be brought with regard to a given violation.

10.      Enforcement

         Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration pursuant to the Commercial Rules of the American Arbitration Association and judgment on the award rendered by the arbitration may be entered in any court in the United States having jurisdiction thereof. The arbitration shall take place before a panel of three arbitrators, which shall consist of one person selected by each of the two sides to the dispute and the third person to be jointly selected by the two arbitrators previously selected. The arbitration proceeding shall be conducted in New York City, New York. The arbitration panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional injunctive or other equitable relief until the arbitration award is rendered or the controversy is




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         otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to the Agreement and any counter-claims therein.




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IN WITNESS WHEREOF, the parties have caused the Agreement to be duly executed as of the day and year first above written.


                                                  KPMG CONSULTING, INC.



                                                  By:
                                                     ---------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------



                                                  KPMG INTERNATIONAL



                                                  By:
                                                     ---------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------



As to Section 9 only:


KPMG Deutsche Treuhand-Gesellschaft AG (Germany)
                                                   -----------------------------
KPMG SpA (Italy)
                                                   -----------------------------
KPMG Holding NV (Netherlands)
                                                   -----------------------------
KPMG (UK)
                                                   -----------------------------



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